Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 22, 2025, with respect to the consolidated balance sheets as of October 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended, and the related notes, of enGene Holdings Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

February 19, 2026

Montréal, Canada